UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2010

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 19, 2010, Good Times Restaurants Inc. ("we," "us," "our," "Good Times" or the "Company") received a notice from The Nasdaq Stock Market informing us that for the last 30 consecutive business days, the closing bid price of our common stock has been below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2). Our shares trade on The Nasdaq Capital Market under the symbol "GTIM."

The notice states that under Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until January 18, 2011, to regain compliance with Marketplace Rule 5550(a)(2). To regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days anytime before January 18, 2011.

The notice also states that on January 18, 2011, we may be provided with an additional 180 calendar day compliance period to demonstrate compliance if, at that time, we meet all of The Nasdaq Capital Market initial inclusion criteria set forth in Marketplace Rule 5505 other than the bid price requirement. If we are not eligible for an additional compliance period at that time, the Nasdaq staff will provide written notification that our common stock will be delisted. Upon such notice, we may appeal the Nasdaq staff determination to a Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 5800 Series. There can be no assurance that, if the Nasdaq staff determines to delist our common stock and we appeal the Nasdaq Staff's determination, such appeal would be successful. We intend to continue to monitor the bid price for our common stock. If our common stock does not trade at a level that is likely to regain compliance with the Nasdaq requirements, our Board of Directors will consider whatever options may be available to us to achieve compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: July 23, 2010	By: /s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer
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